Exhibit 1.11

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8632 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Adds Seven New Strategic Resellers for Key Vertical Industries as Part of
Expansion Plans in China

SHANGHAI, Sept. 30, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it has added seven resellers to its Global Partner Program as part of its previously announced expansion plans to position China as the second largest market, in terms of revenue, for the company in the next few years.

The new resellers are expected to help expand CDC Software’s geographic footprint and improve penetration in China, bolster CDC Software’s presence in existing verticals such as chemical and pharmaceutical manufacturing, and introduce CDC Software’s products to new manufacturing markets such as discrete, machine, jewelry and fashion. These new resellers are also expected to help CDC Software achieve its strategic goals in China which calls for plans to make China the second leading market for CDC Software. As of the second quarter of 2009, approximately 50 percent of CDC Software’s sales were generated from North America followed by 30 percent from EMEA.

The new resellers for CDC Software’s solutions are:

•	ACT Solutions, Ltd. will resell Pivotal CRM to the new markets of jewelry and fashion manufacturing in Hong Kong and South China.

•	InfoDNA will resell CDC HRM and Ross ERP to the chemical manufacturing markets in East China.

•	JSWorld will resell Ross ERP and CDC HRM to the chemical and pharmaceutical manufacturing markets in West and South China.

•	Kinggong will resell CDC HRM and CDC Software’s e-M-POWER discrete manufacturing solution to the electronic and machine manufacturing markets in Shanghai and Jiangshu.

•	Net Consultants Ltd. will resell Pivotal CRM to general manufacturing customers in Hong Kong and South China.

•	Radica System Ltd., an email marketing solution provider, plans to bundle Pivotal CRM with their email marketing solution to the large enterprise market in Hong Kong.

•	Think Technology Group Ltd. will resell Pivotal CRM primarily to the discrete manufacturing markets in Hong Kong and South China.

These new resellers are the latest initiatives in CDC Software’s strategy to expand its sales in China. As previously announced, CDC Software signed a term sheet to acquire up to a 51 percent stake in Beijing-based Hejia Software Technology Co. Ltd, a major ERP software provider in China.

“We are very pleased with adding these established resellers in China to our Global Partner Program numbering more than 1,100 resellers worldwide,” said Bruce Cameron, president of CDC Software. “We believe China holds a dynamic growth opportunity for the enterprise software market and believe that these new resellers may make a significant impact to our sales goals there in the next few years. Furthermore, we intend to seek to acquire more companies in China, which may also help to boost sales there. With this acquisition strategy, along with our formidable product engineering, support, direct sales and reseller operations in that country, we plan to eventually make that region our second largest revenue generator for the company.”

“We are excited to add these new partners to our growing reseller channel in China,” said Hilton Law, managing director for CDC Software’s Global Partner Program in China. “These new partners are expected to help open up new markets for our products and enable us to penetrate further in the one of the world’s fastest growing economies.”

About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time event management), e-M-POWER (discrete manufacturing), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our plans for expansion in China and the expected and potential benefits thereof to the company’s business and financial performance; our expectations regarding the potential benefits of engaging these resellers and their performance; our beliefs regarding the opportunities represented by the China market and the potential impact on our revenues in the future; our beliefs regarding the potential benefit of our acquisition strategy in China; our expectations regarding our continued expansion in the China region and other countries, our beliefs about the competitive and market position of CDC Software, the China market in general, our penetration thereof, and growth opportunities in that area; our beliefs regarding the China enterprise software market, our expectations regarding the resumption of an acquisition business strategy, our expectations regarding our ability to attain future expansion, our beliefs regarding these resellers’ reselling efforts for our products, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise software market in China, the ability of CDC Software and products to address the business requirements of the market, demand for and market acceptance of technology, as well as: (a) the ability to realize strategic objectives by taking advantage of market opportunities in China; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; and (i) the performance of our contractual partners and their compliance with the terms of their agreements with us. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.